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                                                                   Exhibit 10.13

                    [LETTERHEAD OF THE PLANNING GROUP, INC.]














                            Alltech Associates, Inc.
               Supplemental Executive Retirement Program Analysis












                                  Prepared By:
                                 Nick J. Brown
                                  June 1, 1996

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                            Alltech Associates, Inc.
               Supplemental Executive Retirement Program Analysis


We are completing the sixth anniversary review of the Alltech Associates, Inc. Supplemental Executive Retirement Program.

The benefits under this plan are provided in two areas: retirement benefits and death benefits.

THE PROGRAM
Retirement benefits are provided at age 65 for 15 years payable to the executive. Benefits are payable for 15 years to the executive's beneficiary in the event of the executive's premature death.

These benefits were fixed at the inception of the plan. They can be adjusted in the future at the discretion of the management of Alltech Associates, Inc.

RETIREMENT BENEFITS
At retirement, Alltech Associates, Inc. will pay a retirement benefit from its general assets. Since the program is informally funded by insurance policies, the cost of the benefit may or may not be withdrawn from the policies at your option depending on the most advantageous tax treatment at that time. The decision will be made at the sole discretion of Alltech Associates, Inc.

DEATH BENEFITS
At the death of the executive, Alltech Associates, Inc. will pay a death benefit from its general assets. Since the program is informally funded by insurance policies, the death benefit under the life insurance policy will be paid directly to Alltech Associates, Inc. Alltech Associates, Inc. may use the proceeds from the insurance policy to pay the annual benefits to the named beneficiary, holding the lump sum death proceeds at interest during the 15 year pay out.

FUNDING
As stated earlier, benefits may be funded by either corporate owned life insurance policies or out of Alltech Associates, Inc's own assets. Although life insurance policies have been purchased by Alltech Associates, Inc., the program is considered unfunded for the purposes of the Employee Retirement Income Security Act of 1974, as amended by ("ERISA")

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We recommended that Alltech Associates, Inc. purchase life insurance policies on the executives participating in the program to provide orderly accumulation of funds and to provide ample death benefits required by the program. In order to accomplish this, certain funding requirements need to be met. The funding requirement can change based on the following circumstances:

The funding requirements may increase in the event that:

      1. Benefits under the program are increased;
      2. Values in the life insurance policy accumulate at lower than projected due to decreased interest rates;
      3. Mortality or expense deductions under the policy are higher than projected;
      4. State and Federal tax rates are lower.

The funding requirements may decrease in the event that:

      1. Benefits under the program are decreased;
      2. Values in the life insurance policy accumulate at higher than projected due to increased interest rates;
      3. Mortality and expense deductions under the policies are lower than projected;
      4. State and Federal tax rates are higher.

FUNDING REQUIREMENTS
The level funding for each participant is targeted to provide the after tax cash flow needed to pay each of the 15 annual retirement installments. This keeps the life insurance policy in force until age 85, in order to pay the remaining installments in the event of death.

ALLTECH ASSOCIATES SERP INFORMAL FUNDING INTEREST HISTORY
On April 20, 1990, the inception of the Alltech Associates, Inc. Supplemental Executive Retirement Program, the funding of the policies was based on an accumulation rate of 7.5%. I have tracked the variation in the interest rates during the life of the program. Please note the changes as follows:

     TIME PERIOD         RATE
     -----------         ----
     4/90 - 2/91         8.25%
     3/91 - 4/91         8.00%
     5/91 - 10/91        7.75%
     11/91 - 1/92        7.35%
     2/92 - 10/92        7.00%
     11/92 - 3/93        6.25%
     4/93 - 10/93        6.00%
     Current rate is     5.50%

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These rate decreases have followed a substantial rally in the bond markets which have been reflected in insurance company rates as indicated.

Due to these fluctuations, the Alltech Associates, Inc. Supplemental Executive Retirement Program will require an annual adjustment in funding. I have attached the original cash flow and funding projections we made for each participant. In addition, I have analyzed the program with projections based on the current rate of 5.50% and have also shown the cash flow through age 85.

Stated below are the adjustments necessary to keep the program adequately funded as originally projected by the life insurance policies. Although any unfunded benefits can be paid from the general assets of Alltech, it is wise to keep the policies fully funded.


                               ORIGINAL     REQUIRED     ADJUSTMENT
PARTICIPANT        BENEFIT     FUNDING      FUNDING      NEEDED
---------------------------------------------------------------

                   $82,500     $ 27,840    $ 40,588      $12,748

                   $21,000     $  5,760    $  8,017      $ 2,257

                   $40,000     $  3,240    $  5,385      $ 2,145

                   $14,000     $  7,464    $  7,741      $   277

                   $31,250     $  8,280    $ 11,949      $ 3,669

                               TOTAL ANNUAL ADJUSTMENT $21,096.00

Although the interest rates may continue to vary, I feel that 5.00% is a conservative and fair rate to analyze the program to determine the current adjustment needed and future values. If interest rates rise again in the future, the annual funding adjustment may not be necessary. However, should interest rates fall again, another adjustment would be needed. Keeping the funding on a level path is the best option. It is my recommendation to increase the annual funding by $21,096.00 to provide the adequate funding according to the attached illustrations.

The Planning Group will analyze the plan again in future years to make sure all funding requirements are met.

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THE ALTERNATIVE
An alternative to increasing the current funding is to modify the current life insurance contract under the plan. The policies are set up at death to pay an amount equal to the face amount in addition to the cash value, which continues to increase annually.

This increasing death benefit option at low interest rates by not be as beneficial, since the cost for the insurance is based on not only the base death benefit, but also the amount of the cash value.

Changing to a level death benefit will also keep the deposits at a more affordable level in addition to adequately providing the retirement benefits under the plan.

                                 ORIGINAL      REQUIRED      ADJUSTMENT
PARTICIPANT        BENEFIT       FUNDING       FUNDING       NEEDED
-------------------------------------------------------------------

                   $82,500       $ 27,840     $ 22,512      $ -5,328

                   $21,000       $  5,760     $  5,871      $    111

                   $40,000       $  3,240     $  3,689      $    449

                   $14,000       $  7,464     $  5,272      $ -2,192

                   $31,250       $  8,280     $  8,049      $ -  231

Although after changing to a level death benefit some of the policies require less of a contribution. I would recommend keeping the contributions as they are currently. The current contribution will support a fully funded plan and there will be fewer adjustments needed in the future.

SUMMARY
This plan continues to be an important and effective part of the Alltech Executive Benefits Program. In order to keep the funding in compliance with the requirements of the plan document, it may be necessary to adjust the death benefit option for each participant's life insurance policy.

RECOMMENDATIONS
Alltech Associates, Inc. should adjust the death benefit option to level; slightly increase the funding for James Anderson and Cheryl Tisdale to fully fund benefits; and keep the funding for other participants as it exists now.

I would recommend doing this analysis again approximately every two years, unless there are substantial swings in interest rates or mortality deductions.

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